Exhibit 99.1

Globus Medical Reports Fourth Quarter and Full Year 2024 Results

AUDUBON, PA, February 20, 2025: Globus Medical, Inc. (NYSE: GMED), a leading musculoskeletal technology company, today announced its financial results for the fourth quarter and year ended December 31, 2024.

Fourth Quarter 2024:

•	Worldwide net sales were $657.3 million, an increase of 6.6% on an as-reported basis and an increase of 6.9% on a constant currency basis
•	GAAP net income for the quarter was $26.5 million
•	GAAP diluted earnings per share (“EPS”) was $0.19 and non-GAAP diluted EPS was $0.84
•	Non-GAAP adjusted EBITDA was $196.9 million, or 30.0% of net sales

Full Year 2024:

•	Worldwide net sales were $2,519.4 million, an increase of 60.6% on an as-reported basis and an increase of 61.1% on a constant currency basis
•	GAAP net income for the year was $103.0 million
•	GAAP diluted EPS was $0.75 and non-GAAP diluted EPS was $3.04
•	Non-GAAP adjusted EBITDA was $735.0 million, or 29.2% of net sales

“I’m proud of our team at Globus Medical, delivering incredible results for 2024. We made significant progress integrating the business and creating a strong foundation for future growth while remaining focused on improving patient outcomes.  Our spine sales force is the most dedicated and talented team in the market.  Our innovation engine delivered a record amount of new product launches in 2024 and remains unmatched in our industry.” said Dan Scavilla, President and CEO. “The potential for Globus has never been greater, as we continue to redefine spine surgery and address unmet clinical needs with procedural solutions built around enabling technology.”

“Our financial results demonstrate the potential of our combined organization and the growing value creation from the merger”, commented Keith Pfeil, COO-CFO.  “Despite the complexities of integration, we delivered record fourth quarter and full year sales, while maintaining our disciplined approach to operational excellence and cost management.  Our team executed against the strategic objectives to drive integration success, which has unlocked tremendous value, as demonstrated in our financial results, which include record operating cash flow for the fourth quarter and full year.  Looking ahead, we remain well positioned to unlock operational efficiencies, while delivering innovation and market leadership.”

Worldwide net sales for the fourth quarter were $657.3 million, an as-reported increase of 6.6% over the fourth quarter of 2023, and an increase of 6.9% on a constant currency basis.  U.S. net sales for the fourth quarter of 2024 increased by 6.3% compared to the fourth quarter of 2023. International net sales increased by 7.7% over the fourth quarter of 2023 on an as-reported basis, and an increase of 8.9% on a constant currency basis. Net Sales increases were driven by the addition of NuVasive, as well as increased spine products and enabling technology volume.

Worldwide net sales for the full year of 2024 were $2,519.4 million, an increase of 60.6% as compared to the full year of 2023 on an as-reported basis, and an increase of 61.1% on a constant currency basis.  U.S. net sales for the full year of 2024 increased by 56.3% compared to the full year of 2023. International net sales increased by 79.9% over the full year of 2024 on an as-reported basis, and an increase of 82.7% on a constant currency basis.

GAAP net income for the fourth quarter was $26.5 million, an increase of 76.3% over the same period in the prior year, driven primarily by higher net sales as a result of the Merger. Diluted EPS for the fourth quarter was $0.19, compared to $0.11 for the fourth quarter of 2023. Non-GAAP net income for the fourth quarter was $117.4 million, an increase of 40.6% over the same period in the prior year, driven primarily by higher net sales as a result of the Merger. Non-GAAP diluted EPS for the fourth quarter of 2024 was $0.84, compared to $0.60 in the fourth quarter of 2023,  an increase of 35.7% driven by higher net sales.

Net cash provided by operating activities was $520.6 million, and non-GAAP free cash flow was $405.2 million for the full year of 2024.

2025 Annual Guidance

On a stand-alone basis, Globus Medical reaffirms its full year 2025 revenue guidance range of $2.66 billion to $2.69 billion and fully diluted non-GAAP earnings per share range between $3.40 to $3.50.  Following the consummation of the Nevro, Inc. acquisition, which we expect to close in the late second quarter of 2025, Globus Medical anticipates 2025 net sales of $2.80 billion to $2.90 billion and fully diluted non-GAAP earnings per share range between $3.10 to $3.40.

Conference Call Information

Globus Medical will hold a teleconference to discuss its 2024 fourth quarter and full year results with the investment community at 4:30 p.m. Eastern Time today.

Participants may access the conference call live via webcast on the Investors page of Globus Medical’s website at https://www.investors.globusmedical.com/news-events/events-webcasts.

To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. The audio archive will be available after the call on the Investor page of the Globus Medical website.

About Globus Medical, Inc.

Based in Audubon, Pennsylvania, Globus Medical, Inc. was founded in 2003 by an experienced team of professionals with a shared vision to create products that enable surgeons to promote healing in patients with musculoskeletal disorders. Additional information can be accessed at www.globusmedical.com.

Non-GAAP Financial Measures

To supplement our financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), management uses certain non-GAAP financial measures.  For example, non-GAAP Adjusted EBITDA, which represents net income before interest income, net and other non-operating expenses, provision for income taxes, depreciation and amortization, stock-based compensation expense, provision for litigation, merger and acquisition related costs, restructuring related costs, certain foreign currency acquisition-related impacts, and gains and losses from strategic investments, is useful as an additional measure of operating performance, and particularly as a measure of comparative operating performance from period to period, as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure, asset base, income taxes and interest income and expense. As of December 31, 2024, we no longer include acquisition of in-process research and development as an adjustment to non-GAAP Adjusted EBITDA.  Our management also uses non-GAAP Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections.  Provision for litigation represents costs incurred for litigation settlements or unfavorable verdicts when the loss is known or considered probable and the amount can be reasonably estimated, or in the case of a favorable settlement, when income is realized.  Merger and acquisition related costs represents the change in fair value of business-acquisition-related contingent consideration; costs related to integrating recently acquired businesses, including but not limited to costs to exit or convert contractual obligations, severance, retention bonus, duplicative costs and information system conversion; and specific costs related to the consummation of the acquisition process such as banker fees, legal fees, and other acquisition related professional fees.  Restructuring related costs include severance, retention bonus, accelerated stock-based compensation expense, and costs associated with consolidating facilities.  We also adjusted for certain foreign currency impacts related to the acquisition costs and gains/losses on strategic investments within other assets as we believe these impacts are not a measure of our operating performance.

In addition, for the period ended December  31, 2024 and for other comparative periods, we are presenting non-GAAP net income and non-GAAP Diluted Earnings Per Share, which represent net income and diluted earnings per share excluding the provision for litigation, amortization of intangibles, merger and acquisition related costs, restructuring related costs, certain foreign currency impacts, gains and losses from strategic investments, the impact of dilution attributable to the Convertible Notes, and the tax effects of all of the foregoing adjustments. As of December 31, 2024, we no longer include acquisition of in-process research and development as an adjustment to non-GAAP net income.  We also present Non-GAAP gross profit, which excludes the impacts of any inventory acquisition-related costs within cost of goods sold. The tax effect adjustment represents the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment, in which case the estimated tax rate applicable to the adjustment is used.  We believe these non-GAAP measures are also useful indicators of our operating performance, and particularly as additional measures of comparative operating performance from period to period as they remove the effects of the foregoing items, which we believe are not reflective of underlying business trends.  Additionally, for the period ended December  31, 2024, and for other comparative periods, we also define the non-GAAP measure of free cash flow as the net cash provided by operating activities, adjusted for the impact of restricted cash, less the cash impact of purchases of property and equipment.  We believe that this financial measure provides meaningful information for evaluating our overall financial performance for comparative periods as it facilitates an assessment of funds available to satisfy current and future obligations and fund acquisitions. Furthermore, the non-GAAP measure of constant currency net sales growth is calculated by translating current year net sales at the same average exchange rates in effect during the applicable prior year period.  We believe constant currency net sales growth provides insight to the comparative increase or decrease in period net sales, in dollar and percentage terms, excluding the effects of fluctuations in foreign currency exchange rates..

Non-GAAP adjusted EBITDA, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP gross profit, free cash flow and constant currency net sales growth are not calculated in conformity with U.S. GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP. These measures do not include certain expenses that may be necessary to evaluate our liquidity or operating results. Our definitions of non-GAAP adjusted EBITDA, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP gross profit, free cash flow and constant currency net sales growth may differ from that of other companies and therefore may not be comparable.

Safe Harbor Statements

All statements included in this press release other than statements of historical fact are forward-looking statements and may be identified by their use of words such as “believe,” “may,” “might,” “could,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and other similar terms.  These forward-looking statements are based on our current assumptions, expectations and estimates of future events and trends.  Forward-looking statements are only predictions and are subject to many risks, uncertainties and other factors that may affect our businesses and operations and could cause actual results to differ materially from those predicted. These risks and uncertainties include, but are not limited to, the risks and costs associated with the integration of the NuVasive business and Globus Medical, Inc.’s ability to successfully integrate and achieve anticipated synergies with the NuVasive business,  our ability to complete the acquisition of and successfully integrate the Nevro, Inc. business, health epidemics, pandemics and similar outbreaks, factors affecting our quarterly results, our ability to manage our growth, our ability to sustain our profitability, demand for our products, our ability to compete successfully (including without limitation our ability to convince surgeons to use our products and our ability to attract and retain sales and other personnel), our ability to rapidly develop and introduce new products, our ability to develop and execute on successful business strategies, our ability to comply with laws and regulations that are or may become applicable to our businesses, our ability to safeguard our intellectual property, our success in defending legal proceedings brought against us, trends in the medical device industry, general economic conditions, and other risks.  For a discussion of these and other risks, uncertainties and other factors that could affect our results, you should refer to the disclosure contained in our most recent annual report on Form 10-K filed with the U.S. Securities and Exchange Commission, including the sections labeled “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements,” and in our Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission.  These documents are available at www.sec.gov. Moreover, we operate in an evolving environment.  New risk factors and uncertainties emerge from time to time and it is not possible for us to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements.  Forward-looking statements contained in this press release speak only as of the date of this press release.  We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

GLOBUS MEDICAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
(In thousands, except per share amounts)	2024	2023	2022	2024	2023	2022
Net sales	$657,293	$616,534	$274,498	$2,519,355	$1,568,476	$1,022,843

Cost of Sales and Operating expenses:
Cost of Sales (exclusive of amortization of intangibles)	263,437	265,486	70,591	1,035,479	548,174	263,725
Research and development	33,408	52,253	19,507	163,754	124,010	73,015
Selling, general and administrative	253,481	244,718	118,075	981,048	643,410	432,117
Provision for litigation, net	(314)	250	—	314	434	2,341
Amortization of intangibles	29,912	28,122	4,506	119,373	51,032	17,735
Acquisition-related costs	17,088	15,581	7,791	29,623	68,274	5,959
Restructuring cost	6	—	—	23,773	—	—
Operating income/(loss)	60,275	10,124	54,028	165,991	133,142	227,951
Other income/(expense), net
Interest income/(expense), net	815	(2,581)	5,315	(4,189)	20,130	14,233
Foreign currency transaction gain/(loss)	(37,491)	19,908	2,688	(43,285)	14,259	(1,020)
Other income/(expense)	1,069	(2,456)	85	2,205	(2,138)	1,855
Total other income/(expense), net	(35,607)	14,872	8,088	(45,269)	32,251	15,068
Income/(loss) before income taxes	24,668	24,995	62,116	120,722	165,393	243,019
Income tax provision	(1,837)	9,960	12,051	17,738	42,520	52,850
Net income/(loss)	$26,505	$15,035	$50,065	$102,984	$122,873	$190,169

Other comprehensive income/(loss), net of tax:
Unrealized gain/(loss) on marketable securities	(238)	8,893	4,199	1,545	13,231	(14,040)
Foreign currency translation gain/(loss)	340	(18)	3,397	1,786	1,207	(3,818)
Total other comprehensive income/(loss), net of tax	102	8,875	7,596	3,331	14,438	(17,858)
Comprehensive income/(loss)	$26,607	$23,910	$57,661	$106,315	$137,311	$172,311

Earnings per share:
Basic	$0.19	$0.11	$0.50	$0.76	$1.09	$1.89
Diluted	$0.19	$0.11	$0.49	$0.75	$1.07	$1.85
Weighted average shares outstanding:
Basic	136,729	137,883	99,967	135,726	113,087	100,469
Diluted	139,711	139,021	102,209	137,863	114,630	102,643

GLOBUS MEDICAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31,	December 31,
(In thousands, except share and per share values)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$784,438	$467,292
Short-term marketable securities	105,619	50,497
Accounts receivable, net of allowances of $15,505 and $8,934, respectively	557,697	503,235
Inventories	659,233	848,135
Prepaid expenses and other current assets	49,640	44,580
Income taxes receivable	20,633	1,635
Total current assets	2,177,260	1,915,374
Property and equipment, net of accumulated depreciation of $545,786 and $425,695, respectively	561,909	586,932
Operating lease right of use assets	49,647	59,931
Long-term marketable securities	66,134	75,428
Intangible assets, net	795,117	924,603
Goodwill	1,432,387	1,434,540
Other assets	75,096	78,590
Deferred income taxes	94,200	10,685
Total assets	$5,251,750	$5,086,083

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$75,118	$56,671
Accrued expenses	260,591	240,460
Operating lease liabilities	10,249	11,967
Income taxes payable	10,725	3,845
Senior convertible notes	443,351	—
Business acquisition liabilities	33,739	61,035
Deferred revenue	22,140	18,369
Total current liabilities	855,913	392,347
Business acquisition liabilities, net of current portion	89,496	78,323
Operating lease liabilities	83,588	91,037
Senior convertible notes	—	417,400
Deferred income taxes and other tax liabilities	23,889	84,421
Other liabilities	21,531	24,596
Total liabilities	1,074,417	1,088,124

Equity:
Class A common stock; $0.001 par value. Authorized 500,000,000 shares; issued and outstanding 114,990,219 and 113,905,565 shares at December 31, 2024 and December 31, 2023, respectively	115	114
Class B common stock; $0.001 par value. Authorized 275,000,000 shares; issued and outstanding 22,430,097 and 22,430,097 shares at December 31, 2024 and December 31, 2023, respectively	22	22
Additional paid-in capital	3,031,244	2,870,749
Accumulated other comprehensive income/(loss)	(6,861)	(10,192)
Retained earnings	1,152,813	1,137,266
Total equity	4,177,333	3,997,959
Total liabilities and equity	$5,251,750	$5,086,083

GLOBUS MEDICAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Year Ended
	December 31,
(In thousands)	2024	2023	2022
Cash flows from operating activities:
Net income	$102,984	$122,873	$190,169
Adjustments to reconcile net income to net cash provided by operating activities:
Acquired in-process research and development	12,613	—	150
Depreciation and amortization	254,024	144,733	68,252
Amortization of premiums on marketable securities	(635)	793	5,389
Provision for excess and obsolete inventory	23,359	10,959	6,400
Amortization of inventory fair value step-up	215,420	71,656	—
Amortization of 2025 Notes fair value step-up	26,630	8,176	—
Stock-based compensation expense	54,191	52,742	32,810
Allowance for expected credit losses	16,986	3,658	(1)
Change in fair value of business acquisition liabilities	26,521	17,434	5,132
Change in deferred income taxes	(125,902)	(57,789)	(22,223)
(Gain)/loss on disposal of assets, net	5,552	1,541	299
Payment of business acquisition-related liabilities	(18,763)	(3,005)	(2,647)
Net (gain)/loss from foreign currency adjustment	25,212	(13,674)	—
(Increase) decrease in:
Accounts receivable	(78,062)	(49,914)	(50,843)
Inventories	(29,860)	(70,328)	(61,745)
Prepaid expenses and other assets	1,059	1,148	(10,292)
Increase (decrease) in:
Accounts payable	17,663	(14,223)	14,418
Accrued expenses and other liabilities	5,023	17,127	6,087
Income taxes payable/receivable	(13,377)	(408)	(2,887)
Net cash provided by/(used in) operating activities	520,638	243,499	178,468
Cash flows from investing activities:
Purchases of marketable securities	(113,504)	(100,643)	(419,534)
Maturities of marketable securities	58,666	240,190	312,221
Sales of marketable securities	11,851	537,723	102,433
Purchases of property and equipment	(115,429)	(78,274)	(74,047)
Acquisition of businesses, net of cash acquired and purchases of intangible and other assets	(17,635)	(296,028)	(31,435)
Net cash provided by/(used in) investing activities	(176,051)	302,968	(110,362)
Cash flows from financing activities:
Payment of business acquisition-related liabilities	(45,619)	(8,039)	(7,185)
Net proceeds from exercise of stock options	110,439	12,397	41,716
Payments related to tax withholdings for share-based compensation	(6,729)	(10,617)	—
Repurchase of common stock	(85,787)	(225,562)	(144,493)
Net cash provided by/(used in) financing activities	(27,696)	(231,821)	(109,962)
Effect of foreign exchange rates on cash	255	2,180	(747)
Net increase/(decrease) in cash and cash equivalents	317,146	316,826	(42,603)
Cash and cash equivalents at beginning of period	467,292	150,466	193,069
Cash and cash equivalents at end of period	$784,438	$467,292	$150,466

Supplemental disclosures of cash flow information:
Income taxes paid, net	$158,508	$100,593	$77,823
Non-cash investing and financing activities:
Equity issued in conjunction with the NuVasive Merger	$—	$2,153,860	$—
Accrued purchases of property and equipment	$9,281	$7,100	$7,423

Supplemental Financial Information

Net Sales by Product Category:

	Three Months Ended			Year Ended
	December 31,			December 31,
(In thousands)	2024	2023	2022	2024	2023	2022
Musculoskeletal Solutions	$610,341	$583,820	$244,999	$2,365,352	$1,448,260	$926,703
Enabling Technologies	46,952	32,714	29,499	154,003	120,216	96,140
Total net sales	$657,293	$616,534	$274,498	$2,519,355	$1,568,476	$1,022,843

Liquidity and Capital Resources:

	December 31,	December 31,
(In thousands)	2024	2023
Cash and cash equivalents	$784,438	$467,292
Short-term marketable securities	105,619	50,497
Long-term marketable securities	66,134	75,428
Total cash, cash equivalents and marketable securities	$956,191	$593,217

The following tables reconcile GAAP to Non-GAAP financial measures.

As of September 30, 2024, we no longer include Acquisition of in-process research and development as an adjustment to the non-GAAP financial measures. As previously disclosed, the Company incurred $12.6 million in the twelve months ended December 31, 2024 for the Acquisition of in-process research and development, which, when it was previously included, resulted in an impact for the year ended December 31, 2024 of 0.5% on Adjusted EBITDA as a percentage of net sales and $0.09 on Non-GAAP diluted earnings per share.

Non-GAAP Adjusted EBITDA Reconciliation Table:

	Three Months Ended			Year Ended
	December 31,			December 31,
(In thousands, except percentages)	2024	2023	2022	2024	2023	2022
Net income/(loss)	$26,505	$15,035	$50,065	$102,984	$122,873	$190,169
Interest (income)/expense, net	(815)	2,581	(5,315)	4,189	(20,130)	(14,233)
Provision for income taxes	(1,838)	9,960	12,051	17,738	42,520	52,850
Depreciation and amortization	68,228	71,162	16,911	254,024	144,733	68,252
EBITDA	92,080	98,737	73,712	378,935	289,996	297,038
Stock-based compensation expense	11,756	11,577	8,507	48,286	38,995	32,810
Provision for litigation, net	(314)	250	—	314	434	2,341
Merger and acquisition-related costs (1)	64,561	76,431	7,791	249,721	148,498	6,854
Acquisition of in-process research and development	—	—	150	—	—	150
Net (gain) loss from strategic investments	1,098	(460)	—	831	(192)	—
Non-cash acquisition-related foreign currency impacts	27,566	(16,572)	—	25,212	(13,674)	—
Restructuring costs	132	—	—	31,674	—	—
Adjusted EBITDA	$196,879	$169,963	$90,160	$734,973	$464,057	$339,193

Net income/(loss) as a percentage of net sales	4.0%	2.4%	18.2%	4.1%	7.8%	18.6%
Adjusted EBITDA as a percentage of net sales	30.0%	27.6%	32.8%	29.2%	29.6%	33.2%
(1) Merger and acquisition-related costs represent certain costs associated with acquisitions. These costs, presented on a before-tax effect basis, include the following:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
(In thousands)
Amortization of inventory fair value step up	$47,323	$52,591	$215,420	$71,656
Change in fair value of business acquisition liabilities	16,966	12,684	25,575	17,259
Employee-related costs	—	8,545	5,031	42,857
Other acquisition-related costs (a)	272	2,612	3,695	16,725
Merger and acquisition-related costs	$64,561	$76,432	$249,721	$148,498
(a) Primarily comprised of legal fees, investment banking and consulting fees.

Non-GAAP Net Income Reconciliation Table:

	Three Months Ended			Year Ended
	December 31,			December 31,
(In thousands)	2024	2023	2022	2024	2023	2022
Net income/(loss)	$26,505	$15,034	$50,065	$102,984	$122,873	$190,169
Provision for litigation, net	(314)	250	—	314	434	2,341
Amortization of intangibles	29,912	28,123	4,506	119,373	51,032	17,735
Merger and acquisition -related costs (1)	64,561	76,431	7,791	249,721	148,498	6,854
Acquisition of in-process research and development	—	—	150	—	—	150
Non-cash acquisition-related foreign currency impacts	27,566	(16,572)	—	25,212	(13,674)	—
Restructuring Costs	132	—		31,674	—
Net gain/(loss) on strategic investments	1,098	(460)	—	831	(192)	—
Tax effect of adjusting items	(32,042)	(19,310)	(2,415)	(110,496)	(42,570)	(5,695)
Non-GAAP net income/(loss)	$117,418	$83,496	$60,097	$419,613	$266,401	$211,554
(1) see footnote 1 to the Non-GAAP Adjusted EBITDA Reconciliation Table above for the detail of these costs.

Non-GAAP Gross Profit Reconciliation Table:

	Three Months Ended				Year Ended
	December 31,				December 31,
(In thousands)	2024	2023	2022		2024	2023	2022
Net Sales	$657,293	$616,534		$274,498	$2,519,355	$1,568,476	$1,022,843
Cost of Sales (exclusive of amortization of intangibles)	263,437	265,486	—	70,591	1,035,479	548,174	263,725
Amortization of Intangibles	17,585	9,526		4,506	84,079	15,408	17,735
Gross Profit	376,271	341,522		188,225	1,399,797	1,004,893	718,879
Amortization of inventory fair value step up	47,323	52,591		—	215,420	71,656	—
Amortization of Intangibles	17,585	9,526		4,506	84,079	15,408	17,735
Adjusted Gross Profit	$441,179	$403,639		$192,731	$1,699,296	$1,091,957	$736,614

Gross Profit % of Net Sales	57.2%	55.4%		68.6%	55.6%	64.1%	70.3%
Adjusted Gross Profit % of Net Sales	67.1%	65.5%		70.2%	67.4%	69.6%	72.0%

Non-GAAP Diluted Earnings Per Share Reconciliation Table:

	Three Months Ended			Year Ended
	December 31,			December 31,
(In thousands)	2024	2023	2022	2024	2023	2022
Diluted earnings per share, as reported	$0.19	$0.11	$0.49	$0.75	$1.07	$1.85
Dilution attributable to Convertible Notes	—	—	—	—	—	—
Provision for litigation, net	(0.00)	—	—	—	—	0.02
Amortization of intangibles	0.21	0.20	0.04	0.87	0.45	0.17
Merger and acquisition -related costs (1)	0.46	0.55	0.08	1.81	1.30	0.07
Acquisition of in-process research and development	—	—	—	—	—	—
Net (gain) loss from strategic investments	0.01	—	—	0.01	(0.00)	—
Non-cash acquisition-related foreign currency impacts	0.20	(0.12)	—	0.18	(0.12)	—
Tax reform impact	—	—	—	—	—	—
Restructuring costs	0.00	—	—	0.23	—	—
Tax effect of adjusting items	(0.23)	(0.14)	(0.02)	(0.80)	(0.37)	(0.06)
Non-GAAP diluted earnings per share	$0.84	$0.60	$0.59	$3.04	$2.32	$2.06
(1) see footnote 1 to the Non-GAAP Adjusted EBITDA Reconciliation Table above for the detail of these costs.
* amounts may not add due to rounding.

Non-GAAP Free Cash Flow Reconciliation Table:

	Three Months Ended			Year Ended
	December 31,			December 31,
(In thousands)	2024	2023	2022	2024	2023	2022
Net cash provided by operating activities	$210,338	$104,674	$63,975	$520,638	$243,499	$178,468
Purchases of property and equipment	(17,111)	(22,881)	(18,340)	(115,429)	(78,274)	(74,047)
Free cash flow	$193,227	$81,793	$45,635	$405,209	$165,225	$104,421

Non-GAAP Net Sales on a Constant Currency Basis Comparative Table:

	Three Months Ended		Reported	Currency Impact on	Constant Currency
	December 31,		Net Sales	Current	Net Sales
(In thousands, except percentages)	2024	2023	Growth	Period Net Sales	Growth
United States	$521,892	$490,841	6.3%	$—	6.3%
International	135,401	125,693	7.7%	(1,490)	8.9%
Total net sales	$657,293	$616,534	6.6%	$(1,490)	6.9%

	Year Ended		Reported	Currency Impact on	Constant Currency
	December 31,		Net Sales	Current	Net Sales
(In thousands, except percentages)	2024	2023	Growth	Period Net Sales	Growth
United States	$2,000,067	$1,279,765	56.3%	$—	56.3%
International	519,288	288,711	79.9%	(8,090)	82.7%
Total net sales	$2,519,355	$1,568,476	60.6%	$(8,090)	61.1%

Contact:

Brian Kearns

Senior Vice President, Business Development and Investor Relations

Phone: (610) 930-1800

Email: investors@globusmedical.com

www.globusmedical.com